                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Equity Investor Fund Select Series Standard & Poor's Intrinsic Value Portfolio 1999 Series C, Defined Asset Funds:



We consent to the use in this Registration Statement No. 333-89005 of our report dated December 20, 1999, relating to the Statements of Condition of Equity Investor Select Series Standard & Poor's Intrinsic Valye Portfolio 1999 Series C, Defined Asset Funds and to the reference to us under the heading "How The Fund Works--Auditors" in the Prospectus which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, NY
December 20, 1999